Exhibit 99.1

Collexis Holdings, Inc and Subsidiaries
Pro-forma Consolidated Balance Sheet
For the Nine Months Ended March 31, 2009 (Unaudited)

			Consolidated
	Consolidated	Lawriter	less Lawriter
Current Assets:
Cash and cash equivalents	$220,093	$69,753	$150,340
Accounts receivable (net)	707,060	193,208	513,852
Prepaid expenses and other current assets	156,284	16,069	140,215
Total current assets	1,083,437	279,030	804,407

Fixed assets	650,493	217,575	432,918
Accumulated depreciation	(268,815)	(60,846)	(207,969)
Net fixed assets	381,678	156,729	224,949

Intangibles	7,796,431	3,060,866	4,735,565
Accumulated amortization	(1,934,639)	(559,267)	(1,375,372)
Net intangibles	5,861,792	2,501,599	3,360,193

Trade name	1,090,594	1,090,594	-
Goodwill	8,904,142	5,272,269	3,631,873

Total assets	$17,321,643	$9,300,221	$8,021,422

Current liabilities:
Accounts payable trade	$1,482,570	$53,705	$1,428,865
Accrueed expenses	1,019,814	30,016	989,798
Deferred revenue	1,157,695	211,572	946,123
Deferred gain	224,935		224,935
Deferred tax liability net	12,490		12,490
Note payable	184,594		184,594
Current portion of deferred purchase price	3,434,070		3,434,070
Total current liabilities	7,516,168	295,293	7,220,875

Non-current liabilities:
Deferred tax liabilities	1,057,960		1,057,960
Deferred purchase price	5,595,034		5,595,034
Total non-current liabilities	6,652,994	-	6,652,994

Stockholders' equity
Common stock	123,170		123,170
Additional paid in capital	33,333,426	9,006,552	24,326,874
Stock warrants outstanding	323,909		323,909
Accunulated other comprehensive income/(loss)	(418,627)		(418,627)
Accumulated deficit	(30,209,397)	(1,624)	(30,207,773)
Total stockholders' equity	3,152,481	9,004,928	(5,852,447)

Total liabilities and stockholders' equity	$17,321,643	$9,300,221	$8,021,422

Exhibit 99.1

Collexis Holdings, Inc and Subsidiaries
Pro-forma Consolidated Statement of Operations
For the Nine Months Ended March 31, 2009 (Unaudited)

			Consolidated
	Consolidated	Lawriter	less Lawriter
Total revenue	$4,776,645	$2,266,655	$2,509,990

Cost of revenue	1,924,839	572,149	1,352,690

Gross Profit	2,851,806	1,694,506	1,157,300

Operating expenses:
Sales and marketing	2,148,984	288,108	1,860,876
Research and development	469,923		469,923
General and administrative	6,210,229	1,497,046	4,713,183
Total operating expenses	8,829,136	1,785,154	7,043,982

Income/(loss) before other income, interest and income taxes	(5,977,330)	(90,648)	5,886,682-

(Gain)/loss on foreign exchange	(764,573)		764,573-
Other (income) expense	(4,703)	(15,392)	10,689
Interest (income) expense	487,734		487,734

Income/(Loss) before income taxes	(5,695,788)	(75,256)	(5,620,532)

Tax benefit	240,139		240,139

Net income/(loss)	$(5,455,649)	$(75,256)	$(5,380,393)

Basic common shares outstanding	111,586,068		111,586,068
Basic net loss per share	$(0.05)		$(0.05)

Exhibit 99.1

Collexis Holdings, Inc and Subsidiaries
Pro-forma Consolidated Statement of Operations
For the Year Ended June 30, 2008 (Audited)

			Consolidated
	Consolidated	Lawriter	less Lawriter
Total revenue	$4,105,321	$1,250,998	$2,854,323

Cost of revenue	1,653,617	394,692	1,258,925

Gross Profit	2,451,704	856,306	1,595,398

Operating expenses:
Sales and marketing	3,065,257	129,302	2,935,955
Research and development	1,446,208	-	1,446,208
General and administrative	7,815,540	659,508	7,156,033
Total operating expenses	12,327,006	788,810	11,538,196

Income/(loss) before other income, interest and income taxes	(9,875,302)	67,496	9,942,798-

(Gain)/loss on foreign exchange	1,156,826		1,156,826
Other (income) expense	(2,263)	(6,136)	3,873
Interest (income) expense	553,148		553,148

Income/(Loss) before income taxes	(11,583,012)	73,632	(11,656,644)

Tax benefit	323,255		323,255

Net income/(loss)	$(11,259,758)	$73,632	$(11,333,389)

Basic common shares outstanding	74,996,816		74,996,816
Basic net loss per share	$(0.15)		$(0.15)